Exhibit 10.39

T-Mobile US, Inc.
Non-Qualified Deferred Compensation Plan
(As Amended and Restated Effective as of January 1, 2014)

-i-

T-MOBILE US, INC.
NON-QUALIFIED DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective as of January 1, 2014)
ARTICLE I
Purpose

This Non-Qualified Deferred Compensation Plan is intended to promote and advance the interests of T-Mobile US, Inc. (the “Company”) and its wholly owned subsidiaries by stimulating the efforts of select key executives of the Company. The Plan was originally effective January 1, 2008. The Plan is hereby amended and restated to provide for the deferral of Equity Awards, change the sponsor of the Plan in connection with a company reorganization and to make certain other changes.
Benefits under the Plan are intended to provide a source of deferred compensation available on an in-service or retirement basis for eligible executives in addition to their retirement savings under the Qualified Plan(s) in which they are eligible to participate. To achieve this result, the Plan provides participants the opportunity to defer a portion of their annual Base Salary, Performance Bonus and RSU Awards, including both time-vesting and performance-vesting Awards, along with the right of the Company to make individual deferred compensation commitments. Vested amounts are to be made available for distribution at participant determined dates. The Plan is designed to serve these purposes by offering elective deferrals and Company provided credits, and by making accumulated balances payable upon the election of the participant.
This Plan is also intended to comply with Code Section 409A with respect to all benefits under the Plan.
ARTICLE II
Definitions

The following words when capitalized shall have the following meanings, unless a different meaning is required by the context.
2.1    “Account” shall mean the bookkeeping account representing the total of all amounts credited for the benefit of a Participant under the Plan. The Account shall include component Accounts to separately identify, among others, time-vesting and performance-vesting RSUs, as well as amounts payable at different times and in different forms. Reference to an Account means any such Account or all Accounts, as the context requires. A Participant’s Account is a bookkeeping device to track the amount of deferrals, Company allocations and earnings with respect thereto. No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured.

2.2    “Administrator” shall mean the Company. The Administrator may delegate responsibility for day-to-day administration of the Plan, including, but not limited to, recordkeeping and valuation obligations, but nay not delegate its amendment and termination or benefits claim determination responsibilities. The Administrator or its delegate can further delegate responsibility of record keeping and regular administration to other parties.

2.3    “Affiliate” shall mean any company or other trade or business that “controls,” is “controlled by” or is “under common control” with the Company within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, including, without limitation, any subsidiary.

2.4    “Base Salary” shall mean the Participant’s base salary for the applicable Plan Year.

2.5    “Beneficiary” shall mean any person, trust or other entity designated by a Participant as the party who is or may become entitled to receive a benefit under the Plan upon the Participant’s death.

2.6    “Board” shall mean the Board of Directors of the Company.

2.7    “Change in Control” shall mean the term as defined in the Equity Plan.

2.8    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.9    “Common Stock” or “Stock” means common stock of the Company.

2.10    “Company” shall mean T-Mobile US, Inc., a Delaware corporation.

2.11    “Deferral Election” shall mean an election in the form and manner prescribed by the Administrator filed by the Participant specifying the amounts to be deferred and the payment timing and form applicable to one or more Accounts.

2.12    “Disability” or “Disabled” shall mean that a Participant is, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. The Administrator shall determine whether a Participant is Disabled in accordance with Code Section 409A provided, however, that a Participant shall be deemed to be Disabled if determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.

2.13    “Effective Date” shall mean January 1, 2008, the date on which the provisions of this Plan became effective and the date as of which Participants were first permitted to participate in the Plan. The effective date of this amendment and restatement is January 1, 2014.

2.14    “Election Period” shall mean the period of time during which a Participant may make a Deferral Election. Except in the case of the initial Election Period for a Participant first eligible to begin participation in the middle of a Plan Year, the Election Period shall be, with respect to Base Salary, before the calendar year the salary is earned; with respect to a Performance Bonus, before the calendar year the bonus(es) are earned; with respect to a RSU Award, before any calendar year in which a RSU Award or final award is granted. The initial Election Period for a Participant first eligible to begin participation in the middle of a Plan Year shall be the 30 days immediately following notification of his eligibility with respect to Participant’s Base Salary, Performance Bonus, and RSU Award.

2.15    “Eligible Employee” shall mean a member of a “select group of management or highly compensated employees” of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA as determined by the Administrator from time to time in its sole discretion.

2.16    “Equity Plan” shall mean the T-Mobile US, Inc. 2013 Omnibus Incentive Plan or any successor plan.

2.17    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.18    “Fair Market Value” of a share of Common Stock of the Company on any date shall mean the closing price of a share as reflected in the report of composite trading of New York Stock Exchange listed securities for that day (or, if no shares were publicly traded on that day, the immediately preceding day that shares were so traded) published in The Wall Street Journal [Eastern Edition] or in any other publication selected by the Administrator; provided, however, that if the shares are misquoted or omitted by the selected publication(s), the Administrator shall directly solicit the information from officials of the stock exchanges or form other informed independent market sources.

2.19    “Participant” shall mean any Eligible Employee who has executed a Deferral Election and returned it to the Administrator as provided in Article III hereof or any other person with an Account, regardless of whether such individual continues to be an Eligible Employee.

2.20    “Performance Bonus” shall mean the Participant’s bonus, including commissions, if applicable, as provided under the Company’s policies.

2.21    “Plan” shall mean this T-Mobile US, Inc. Non-Qualified Deferred Compensation Plan.

2.22    “Plan Year” shall mean the accounting year of the Plan, which is the twelve-consecutive month period commencing on each January 1 and ending on the following December 31.

2.23    “Qualified Plan” shall mean the T-Mobile USA, Inc. 401(k) Retirement Savings Plan and Trust or the T-Mobile Puerto Rico 1165(e) Plan, each as amended from time to time, as applicable with respect to each Participant at the relevant time.

2.24    “Retirement” shall mean termination of employment on a date when either (a) the sum of the Participant’s age and years of Service are equal to or greater than 65 or (b) the Participant has at least ten years of Service.

2.25    “Retirement/Termination Account” shall mean an Account, including Cash and RSU subaccounts, to record the amounts payable to a Participant upon termination of employment. Unless the Participant has established a Specified Date Account, all deferrals and Company allocations shall be allocated to a Retirement/Termination Account on behalf of the Participant.

2.26    “RSU” shall mean a unit having a value as of a given date equal to the Fair Market Value of one (1) share of Common Stock of the Company on such date.

2.27    “RSU Award” shall mean an award of RSUs issued under the Equity Plan, whether a performance-vesting or time-vesting RSU.

2.28    “Service” shall mean service as determined under the Qualified Plan(s), or any service with Deutsche Telekom AG or any of its subsidiaries.

2.29    “Specified Date Account” shall mean an Account to record the amounts payable at a future time or in accordance with a fixed schedule as specified in the Participant’s Deferral Election, including Cash and RSU subaccounts. A Specified Date Account may be identified in enrollment materials as an “In-Service Account” or such other name without affecting the meaning of this Section.

2.30    “Spouse” shall mean the lawful spouse of a Participant who was legally married to the Participant throughout the one year period ending on the earlier of the date as of which the Participant has elected to begin receiving benefits or the date of the Participant’s death, provided that a former spouse will be treated as the Spouse to the extent required under a Qualified Domestic Relations Order.

2.31    “Trust” means the grantor trust established by the Company in connection with the maintenance of this Plan. The terms of the Trust shall be based upon and consistent with the requirements provided in the model grantor or “rabbi” trust published by the Internal Revenue Service as part of Revenue Procedure 92-64.

2.32    “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant. Amounts distributed with respect to an emergency must not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

2.33    “Vested” or “Vesting” shall mean the degree to which a Participant’s right to the balance in such Participant’s Account under the Plan has become non-forfeitable.

ARTICLE III

Participation

3.1    Participation. Once an employee becomes an Eligible Employee and he or she receives notification of eligibility to participate from the Administrator, he or she may elect to participate in the Plan by completing a Deferral Election during the applicable initial Election Period. If a Participant ceases to be an Eligible Employee during a Plan Year, all deferrals shall cease and the Participant’s Account shall remain subject to the terms and conditions of the Plan.

3.2    Deferrals Irrevocable and Non-assignable. All amounts credited to a Participant’s Account, including elective deferrals and Company allocations, shall be treated as having been irrevocably credited and no payment based on such amounts may be received except in accordance with the terms and conditions of this Plan. Notwithstanding any provision in this Plan to the contrary, if it is determined that any amounts credited under this Plan are currently or retrospectively taxable under the Code, such amounts will be paid out in a lump sum upon such determination.

Neither the Participant nor any Beneficiary shall have any right or ability to alienate, sell, transfer, assign, pledge, encumber or submit to garnishment, execution or levy, either voluntarily or involuntarily, any amount due or expected to become due under this Plan. Amounts due under this Plan shall be paid, transferred, delivered or otherwise conveyed only to the Participant or the Participant’s Beneficiary.

ARTICLE IV

Participant Deferrals and Company Allocations

4.1    Participant Elective Deferrals.

(a)Base Salary. In such manner and form as prescribed by the Administrator and provided in the Deferral Election, each Participant may elect to have any whole percentage (up to 75%) of his Base Salary withheld by the Company and credited to his Account under the Plan.

(b)Performance Bonus. In such manner and form as prescribed by the Administrator and provided in the Deferral Election, each Participant may elect to have an amount (up to 100% less any legally required deductions) of his Performance Bonus (including commissions as set forth in Section 2.20 above) withheld by the Company and credited to his Account under the Plan.

(c)RSU Award.     In such manner and form as prescribed by the Administrator and provided in the Deferral Election, each Participant may elect to have an amount (up to 100% less any legally required deductions) of his RSU Award withheld by the Company and credited to his Account under the Plan.
(d)Timing and Manner of Election. Newly Eligible Employees may enroll in the Plan during their Election Period for their initial full or partial Plan Year of participation, as specified in the notification from the Administrator. Each Plan Year thereafter, Participants will be permitted to modify the Deferral Election during each subsequent Election Period. The Deferral Election becomes irrevocable on December 31 of the Plan Year preceding the Plan Year in which the amounts are deferred and may not change throughout such Plan Year. A Participant’s Deferral Election shall continue in effect for each subsequent Plan Year, unless modified by the Participant before the date the election becomes irrevocable under this subsection (d). A Participant whose Deferral Election is cancelled in accordance with Section 3.1 or 4.1(e) will be required to file a new Deferral Election under this Article IV in order to recommence deferrals under the Plan.

(e)Cancellation of Deferrals. If the Participant receives a hardship distribution under the Qualified Plan the Participant’s deferrals under this Plan shall cease through the end of the Plan Year in which the six-month anniversary of the hardship distribution falls.

(f) Allocation of Deferrals. Pursuant to the Deferral Election, a Participant may allocate his or her deferrals to one or more Specified Date Accounts and/or to the Retirement/Termination Account. If no designation is made, all deferrals shall be allocated to the Retirement/Termination Account.

(g)Vesting of RSUs. For RSUs credited to a Participant’s Account related to a deferral of an RSU Award, such RSUs shall vest as provided under the Equity Plan or the applicable award agreement. To the extent the RSUs are not vested, they shall be forfeited.

4.2    Company Allocations.

(a)Make-Up Matching Allocations. Participants making elective deferrals during a Plan Year will be eligible for a Company make-up matching allocation. The Company’s make-up match allocation shall be equal to the difference between (i) the matching contribution the Participant would have received under the Qualified Plan if the Participant would have been able to defer under the Qualified Plan if the Participant did not make a Deferral Election under this Plan reducing the compensation taken into account under the Qualified Plan and (ii) the maximum permissible matching contribution the Participant could have received under the Qualified Plan based on the Participant’s compensation taken into account under the Qualified Plan (including the reduction due to the Participant’s Deferral Election under this Plan). Make-up matching allocations shall be allocated as of the end of the Plan Year to all Participants employed on the last day of the Plan Year. Such contributions shall be credited to a Participant’s Retirement/Termination Account.

(b)Discretionary Company Allocations. The Company may, from time to time in its sole and absolute discretion, credit Company discretionary allocations to any Participant in any amount determined by the Company. Such contributions shall be credited to a Participant’s Retirement/Termination Account.

4.3    Vesting of Allocations. Company allocations described in Section 4.2(a) above, and the earnings thereon, shall be 100% vested. Company allocations described in Section 4.2(b) shall vest in accordance with the vesting schedule(s) established by the Administrator at the time that the Company allocations are made. The portion of a Participant’s Account that remains unvested upon his or her termination of employment after the application of the terms of this Section 4.3 shall be forfeited.

ARTICLE V

Investment of Account Balances

5.1    Accounts. All Participant deferrals and Company allocations shall be credited to Specified Date Account(s) or the Retirement/Termination Account established in the Participant’s name. A Participant’s Account(s) are a bookkeeping device to track the amount of deferrals, Company allocations and earnings with respect thereto. No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured.

Notwithstanding the foregoing, in the event a Participant has requested that his or her Account be invested in a particular way, then to the extent such request has been honored, the income or loss attributable to such Participant’s Account shall be determined solely on the basis of the performance of the designated investment portfolio.
(a)Deferral of Cash Amounts. Any cash compensation deferred by a Participant shall be credited to the cash subaccount of the Participant’s Specified Date or Retirement/Termination Account.

(b)Deferral of RSUs. Any RSUs deferred by a Participant shall be credited to the RSU subaccount of the Participant’s Specified Date or Retirement/Termination Account in the number of RSUs (including fractional units) under the RSU Award being deferred. The RSUs shall be credited to the Participant’s RSU subaccount as of the date the RSUs would otherwise have been awarded under the Equity Plan.

5.2    Investment of Accounts.

(a)Cash Subaccounts. The portion of a Participant's Account maintained in dollars shall be deemed to be invested in the investment options that are selected by the Participant, in the percentages as elected by the Participant for each Account. The Administrator shall determine and communicate to Participants the investment options available under the Plan; provided, however, that Common Stock shall not be an investment option. If the Participant fails to make an investment election, his or her Account(s) shall be deemed to be invested in a default investment fund specified by the Administrator. The Account(s) shall be adjusted to reflect the earnings, gains and losses, reduced by any allocable costs or expenses, such account(s) would experience had it actually been invested in the specific funds at the relevant times. Participants may change their deemed investment elections under the Plan in the form and manner prescribed by the Administrator. The Administrator or its delegate shall set forth from time to time the procedures Participants are to use in making or changing their deemed investment elections for their Accounts. A Participant change in the investment of new deferrals shall take affect as soon as administratively practicable as of a following payroll period. A Participant may change the investments of existing account balances as of any business day, subject to any applicable inter-

fund trading restrictions. The Company is not obligated to actually invest any assets in the investment funds selected by the Participant.

(b)RSU Subaccounts. The Participant’s RSU subaccount(s) shall be deemed to be invested in Common Stock of the Company. Each RSU subaccount shall be credited additional full or fractional RSUs for cash dividends paid on the Common Stock of the Company based on the number of RSUs in the RSU subaccount on the applicable dividend record date and calculated based on the Fair Market Value of the Common Stock of the Company on the applicable dividend payment date. Each RSU subaccount shall also be equitably adjusted as determined by the Administrator in the event of any stock dividend, stock split or similar change in the capitalization of the Company.

5.3    Valuation of Accounts. The Administrator or its delegate shall determine the value of each Participant's Account balance on each date that the deemed investment options available under the Plan are valued by the managers of such investment options, and the value of the deemed investment earnings, gains and losses on Participant deferrals and Company allocations shall be determined in the same manner and consistent with the valuations given by the managers of such investment options.

5.4    Determination of Amount. The Administrator or its delegate shall verify the amount of Participant deferrals and Company allocations and earnings, gains and losses to be credited to each Participant’s Account in accordance with the provisions of the Plan. This determination shall be final and conclusive upon all Participants and Beneficiaries hereunder, absent manifest error. As soon as administratively practicable after the close of the Plan Year quarter, the Administrator or its delegate shall send to each Participant an itemized accounting statement which shall reflect the Participant’s Account balance.

5.5    No Impact on Benefit Promise. Investment of a Participant's Account balance in the manner requested by a Participant shall not change the fact that the Company makes only an unsecured promise to pay any amounts deferred under this Plan.

ARTICLE VI

Time and Method of Benefit Payment

6.1    Initial Election of Timing and Form of Payment. Pursuant to a Deferral Election, a Participant may elect to allocate deferrals to a Specified Date Account or the Retirement/Termination Account. If no designation is made or if the designation fails to comply with the terms of the Plan, all deferrals shall be allocated to the Retirement/Termination Account.

(a)Specified Date Distribution. A Participant shall designate the date a Specified Date Account shall become payable and whether it will be payable in the form of a single distribution or annual installments over two to five years; provided, however, that the specified date for distribution of the Participant’s deferred cash compensation is at least 24 months, and for distribution of the Participant’s deferred RSU Award the specified date is at least

48 months, after the date the applicable Deferral Election becomes irrevocable under Section 4.1(d).

(b)Termination of Employment Distribution. Amounts in the Retirement/Termination Account distributed on termination of employment shall be in the form of a single distribution. In the case of Retirement or Disability, a Participant may elect to receive the amounts in the Retirement/Termination Account in the form of a single distribution or annual installments over two to fifteen years.

If a Participant fails to elect the timing and form of payout from any Account, the Participant shall be deemed to have selected a single distribution payout. Such payout shall be made at termination of employment, except as otherwise required under this Article VI.
6.2    Subsequent Elections. The Participant may make a subsequent election regarding the form or timing of payment of his Account balance, provided the election meets the following requirements:

(a)Such election does not take effect until at least 12 months after the date on which the election is made;

(b)In the case of an election to defer payment, the first or sole payment pursuant to such election is made not less than five (5) years from the date such payment would otherwise have been made, except that this requirement does not apply to payments relating to death or unforeseeable emergency; and

(c)The election is made a minimum of 12 months prior to the date on which the first scheduled payment is to be made.

For purposes of this Section 6.2, a series of installments payments is treated as a single payment to be made when the first installment would have otherwise been paid.
In the event the Participant submits a distribution payment or timing election as permitted under this Section 6.2 which does not meet all of the requirements set forth above, the election will be void. Accordingly, payment will be made pursuant to the terms of the Participant’s immediately preceding valid election, if applicable. If the Participant has not made a valid election, payment will be made in a single distribution upon Participant’s termination from employment with the Company.
6.3    Form of Payment. Distributions from a Participant’s cash subaccount(s) shall be paid in cash and, except in the case of distributions to Puerto Rico residents, distributions from his RSU subaccount balance shall be made in Common Stock for whole RSUs and cash for any fractional RSU. Any distribution from a Participant’s Account to a Puerto Rico resident shall be paid solely in cash. Any RSU or fractional RSU in the Participant’s RSU subaccount as of the applicable date which is to be paid in cash from the Plan shall be converted to cash prior to distribution based on the Fair Market Value of the Common Stock of the Company on such date.

6.4    Distributions on Termination of Employment. Notwithstanding a Participant’s election pursuant to Section 6.1 or 6.2, if a Participant terminates employment for any reason other than Retirement or Disability, the entire remaining Account balance shall be paid in a single distribution; in the case of a Participant terminating employment due to Retirement or Disability, the remaining balance of any Specified Date Account shall be paid in a single distribution upon termination of employment (with the balance of the Retirement/Termination Account paid as elected pursuant to Section 6.1). This Section 6.4 applies even if the Participant is currently receiving installment payments under Section 6.1(a). Notwithstanding the foregoing, if the Participant is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and Treasury Regulation Section 1.409A-1(i) at the time of his termination of employment, payment of such Participant’s benefits by reason of his termination of employment, and not due to his death or Disability, shall commence no earlier than six months following the date of such termination.

6.5    Death of Participant. If the Participant dies prior to payment of his entire vested Account balance in the Plan, the Administrator shall direct the Company to pay the remaining vested balance of the Participant’s Account to the Participant’s Beneficiary in a single distribution. Any designation of Beneficiary shall be made by the Participant on an election form filed with the Administrator and may be changed by the Participant only by filing another election form containing the revised instructions. If no Beneficiary is designated or no designated Beneficiary survives the Participant, the single distribution shall be made to the Participant’s estate. The Administrator may require any person claiming a Participant’s vested Account balance as the Participant’s Beneficiary under the Plan to produce such evidence as the Administrator may deem reasonable.

6.6    Change in Control. Notwithstanding a Participant’s election pursuant to Section 6.1 or 6.2, a Participant shall receive a single distribution equal to the unpaid balance of all of his or her Accounts upon a termination of employment that occurs within 24 months following a Change in Control. In addition to the foregoing, upon a Change in Control, a Participant who has incurred a Retirement or Disability prior to the Change in Control, will receive the balance of all unpaid Accounts in a single distribution. All single distributions under this Section 6.5 shall be made to the respective Participants within 90 days following the termination or Change in Control, as applicable.

6.7    Small Account Balances. The Administrator may, in its sole discretion which shall be evidenced in writing no later than the date of payment, elect to pay the value of the Participant’s Accounts upon a termination of employment in a single distribution if the balance of such Accounts is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Participant’s interest in the Plan.

6.8    Acceleration of or Delay in Payments. The Administrator, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treasury Regulation Section 1.409A-3(j)(4). The Administrator may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treasury Regulation Section 1.409A-2(b)(7).

6.9    Alternate Payee. If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant’s Accounts be paid to an “alternate payee,” any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.

6.10    Unforeseeable Emergency Withdrawal. If a Participant suffers an Unforeseeable Emergency the Participant may request, and the Administrator may direct the Company to pay to the Participant from the elective deferral portion of his Account, the amount the Administrator determines is necessary to satisfy the emergency need, including any amounts necessary to pay federal, state or local income taxes reasonably anticipated to result from the payment. A Participant requesting an emergency payment shall apply for the payment in the form and manner prescribed by the Administrator and shall provide such additional information as the Administrator may require. The amount of the emergency payment shall be subtracted first from the vested portion of the Specified Date Accounts beginning with the earliest schedule payout until the Specified Date Accounts are depleted and then from the vested Retirement/Termination Account. When making any such payment the Participant’s cash subaccounts shall be utilized in the order stated above until all such cash accounts have been depleted and then, as needed, vested amounts in the Participant’s RSU subaccounts shall be utilized. Payments of vested amounts in the RSU subaccounts shall be made in Common Stock, except that any such payment to a Participant who is a Puerto Rico resident shall be paid in cash after conversion of the RSUs to cash as described in Section 6.3.

6.11    Incompetence. If the Administrator determines that a Participant or Beneficiary is unable to care for his affairs because of illness, accident or otherwise, any payment due the Participant or Beneficiary shall be made only to a duly authorized guardian or other legal representative or, upon appropriate indemnification of the Administrator, to the Spouse. Any such payment shall be a payment for the account of the Participant and shall be a complete discharge of any liability of the Company therefore.

ARTICLE VII

Withholding Taxes

Notwithstanding anything in the Plan to the contrary, the Company shall withhold from all benefit payments made to a Participant (or his Beneficiary) under the Plan any amount which the Company is required to withhold for any applicable local, state or federal taxes. In the case of payments to be made in Common Stock, the Company shall withhold the minimum required number of shares of Common Stock otherwise issuable to the Participant as may be necessary to satisfy such withholding obligation.
Neither the Company nor the Administrator nor any other person or entity represents or guarantees that any particular federal, state or local tax consequences will occur as a result of any Participant’s participation in this Plan. Each Participant shall consult with his own advisers regarding the tax consequences of participation in this Plan.

ARTICLE VIII

Amendment and Termination of Plan

The Plan may be amended or terminated by the Administrator at any time. No amendment or termination of the Plan shall, without the consent of any persons affected thereby, alter or impair any rights created prior to such amendment or termination. In the event that the Plan is terminated, benefits shall be paid in accordance with the terms of the Plan as in effect at the time of such termination.
Notwithstanding the foregoing, the Administrator shall have discretion, on termination, to accelerate payment of vested benefits in the following circumstances: (1) within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), so long as the amounts deferred under the Plan are included in the Participant’s or Beneficiary’s gross income in the latest of the calendar year in which the termination occurs, the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or the first calendar year in which payment is administratively practicable; (2) within the thirty (30) day period preceding or the twelve (12) months following a Change in Control event; or (3) all arrangements of the same type as this Plan (that is, arrangements which are required to be aggregated under Treasury Regulation Section 1.409A-1(c)(2) if the Participant participated in all of the arrangements) are terminated, only amounts payable absent a termination of the Plan are paid within twelve (12) months of the termination, all payments are made within twenty-four (24) months of the termination, and a new arrangement of the same type is not adopted at any time for a period of three years following the date of the termination.
ARTICLE IX

Administration

9.1    Plan Administration. The Plan shall be administered by the Administrator. The Administrator has exclusive power to interpret the Plan and may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate. In so administering the Plan, the decisions and actions of the Administrator shall be final and binding on all parties with respect to all matters relating to the Plan. A Participant shall not be entitled to examine, audit or otherwise have access to any financial statements, bookkeeping records or other records of account pertaining to the Company or the Plan under any circumstances whatsoever.

9.2    Expenses. All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

9.3    Maintenance of Separate Accounts. The Administrator or its designee will create and maintain adequate records to disclose all Participants’ Account bookkeeping entries. Such records shall be in the form of individual Account ledgers, and credits to and payments from an Account shall be reflected therein. The maintenance of individual Account bookkeeping entries for Participants is only for accounting purposes and no segregation of assets from the general assets of the Company to each Account shall be required. Each payment made from an Account shall be charged to the Account as of the date paid.

9.4    Administration Upon Change in Control. Upon a Change in Control, the individual who was the Chief Executive Officer of the Company (or if such person is unable or unwilling to act, the next highest ranking officer) prior to the Change in Control shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Administrator.

Upon such Change in Control, the Company may not remove the Administrator appointed as provided above under this Section 9.4, unless 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account balances consent to the removal and replacement Administrator. Notwithstanding the foregoing, neither the Administrator so appointed nor the officer described above shall have authority to direct investment of trust assets under any rabbi trust described in Section 11.2.
The Company shall, with respect to the Administrator appointed as provided above under this Section 9.4, (i) pay all reasonable expenses and fees of the Administrator, (ii) indemnify the Administrator (including individuals serving as Administrator) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the Administrator’s gross negligence or willful misconduct and (iii) supply full and timely information to the Administrator on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Administrator may reasonably require.
9.5    Indemnification. The Company shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Administrator and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

ARTICLE X

Claims Procedure

10.1    Claim. Any person claiming a benefit, requesting an interpretation or ruling under this Plan or requesting information under this Plan shall present the request in writing to the Administrator or its designee within 90 days after the person first had knowledge of the claim, which shall respond in writing within 90 days unless special circumstances require an extension, in which event a decision will be rendered no later than 180 days after the claim was received.

10.2    Denial of Claim. If the claim or request is denied, the written notice of denial shall include:

(a)the reasons for denial, with specific reference to the Plan provisions on which the denial is based;
(b)a description of any additional material or information required and an explanation of why it is necessary; and
(c)an explanation of the Plan’s claim review procedure.

10.3    Review of Claim. Any person whose claim or request is denied may request review by notice given in writing to the Administrator within 60 days of such denial. In case of a claim involving a determination that the Participant is disabled, a request for review may be made within 180 days of the denial. The claim or request shall be reviewed by the Administrator, who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.

10.4    Final Decision. The decision on review shall normally be made within 60 days. If an extension of time is required for a hearing or other special circumstance, the claimant shall be notified and the total time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned. Benefits under the Plan shall be paid only if the Administrator decides in its discretion that the applicant is entitled to them.

10.5    Claim Appeals Upon Change in Control. The Administrator shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under this Article X.

The Company shall, with respect to the Administrator’s authority to handle claim appeals, (i) pay its proportionate share of all reasonable expenses and fees of the Administrator, (ii) indemnify the Administrator (including individual members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Administrator under this Article X, except with respect to matters resulting from the Administrator’s gross negligence or willful misconduct and (iii) supply full and timely information to the Administrator on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Administrator may reasonably require.
10.6    Arbitration. Subject to the requirement that benefit claims be handled through the Claims Procedures and Review Procedures of this Article X, any controversy or claim arising out of or relating to this Plan, which is asserted by any person as an Eligible Employee, a former Eligible Employee, a Participant or a Beneficiary of Plan benefits, shall be determined by arbitration in Bellevue, Washington, before one arbitrator(s). The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction.

ARTICLE XI

Miscellaneous

11.1    Top Hat Plan. This Plan is maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Plan shall terminate and no further benefits shall accrue hereunder if it is determined by a court of competent jurisdiction or by an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.

11.2    Source of Funding. All amounts allocated to a Participant’s Account under the Plan, together with interest or other income credited thereon pursuant to the terms of the Plan, shall be paid to the trustee of the Company’s Trust, and shall be subject to the provisions of the Trust. Trust assets shall be subject to the claims of the creditors of the Company should the Company become insolvent. Nothing contained in this Plan requires the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. This Plan creates only a contractual obligation on the part of the Company to pay to the Participant or Beneficiary an amount equal to the vested portion of the value of the Participant’s Account. The Participant or Beneficiary shall be no more than a general unsecured creditor of the Company with no special or prior right to any assets of the Company or the Trust for payment of any obligations hereunder. The trustee shall be required to hold the Trust assets and income for the benefit of the Company’s general creditors in the event of the Company’s insolvency or inability to pay its debts when they mature, and in such case no Participant or Beneficiary shall have a preferred claim on the Trust assets. The Board and the chief executive officer of the Company shall have the duty to inform the trustee in writing of the Company’s insolvency or its inability to pay its debts as they mature within seven (7) days of such event. When so informed, the trustee of the Trust shall suspend payments to all Participants and Beneficiaries, and shall hold Trust assets for the benefit of the Company’s general creditors. In the case of the trustee’s actual knowledge of the Company’s insolvency or inability to pay its debts as they mature, the trustee will deliver Trust assets to satisfy claims of the Company’s general creditors as directed by a court of competent jurisdiction. Except as otherwise provided herein, all assets of the Trust, including investment income, shall be retained for the exclusive benefit of Participants and Beneficiaries and shall be used to pay benefits to such persons and to pay administrative expenses and taxes of the Trust to the extent not paid by the Company. At no time prior to the satisfaction of all liabilities under the Plan with respect to Participants and their Beneficiaries shall any of the Trust assets revert to or accrue to the benefit of the Company, except that contributions made by the Company by a mistake of fact may be returned to the Company within one year of the payment date.

11.3    Successors and Assigns. A Participant shall not have any right to transfer, assign, encumber, hypothecate or otherwise dispose of his (or his Beneficiary’s) right to receive benefit payments under the Plan. The provisions of the Plan shall bind and inure to the benefit of the

Company and its successors and assigns. The term “successors” as used herein shall include any corporation or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business or assets of the Company.

11.4     Employment Rights. Any payment under this Plan shall be independent of, and in addition to, payments made under any other agreements or under any qualified or nonqualified retirement plan which may be in force between the Company and any Participant or Beneficiary, or any other compensation payable to Participant or his or her Beneficiary by the Company. Neither this Plan nor any form executed in connection herewith shall be construed as (i) constituting or creating a contract of employment, (ii) restricting either the Company’s rights to discharge Participant with or without cause or Participant’s right to terminate his or her employment, or (iii) creating any guarantee or representation as to the amount of compensation to be paid to Participant by the Company during any period of regular employment.

11.5    Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Administrator advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Administrator shall presume that the payee is missing. The Administrator, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

11.6    Absence of Liability. Any and all liability created to administer this Plan or to provide any Participant or Beneficiary with benefits under this Plan shall be exclusively and solely that of the Company. Neither the Company, the Administrator, nor any other person, officer or employee, nor any agent of the foregoing, shall be jointly or severally liable for any act or failure to act under the Plan or for anything whatever in connection with the Plan, or the administration thereof, except and only to the extent of liability resulting from gross negligence or fraud. Neither the Administrator, nor any officer, director or employee, past, present or future, of the Company, shall have any liability to any Participant or Beneficiary, or to any other person or entity, to provide or pay such benefits, such liability hereby being expressly and unconditionally denied.

11.7    Notices. Any notice or filing required or permitted to be delivered to the Administrator under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Administrator. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to the following address with a copy to the Executive Vice President & General Counsel at the same address:
T-MOBILE US, INC.
ATTN: Director, Executive Compensation
PO BOX 53410
BELLEVUE, WA 98015-53410
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.
11.8    Terms. Whenever any words are used herein in the masculine they shall be construed as though they were used in the feminine in all cases where they would so apply and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of Articles and Sections hereof are for general information only, and the Plan is not to be construed by reference thereto.

11.9    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, this illegality or invalidity shall not affect the remaining provisions of the Plan, and such remaining provisions shall be fully severable and the Plan shall, to the extent practicable, be construed and enforced as if the illegal or invalid provision had never been inserted therein.

11.10    Governing Law. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Washington, except where preempted by ERISA or any other federal statute. Invalidation of any one of the provisions of the Plan for any reason shall in no way affect the other provisions hereof, and all such other provisions shall remain in full force and effect. Venue of any dispute under this Plan shall be in a court of competent jurisdiction in King County, Washington.

11.11    Section 409A Compliance. This Plan is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and administered in accordance with Code Section 409A. Notwithstanding any other provision of this Plan, payments provided under this Plan may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Except as otherwise specifically provided herein, for purposes of Code Section 409A, each installment payment provided under this Plan shall be treated as a separate payment. Any payments to be made under this Plan upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Code Section 409A.

IN WITNESS WHEREOF, the Company has executed this amended and restated Plan on this 29th day of October, 2013.
T-MOBILE US, INC.

By: /s/ Larry L. Myers

Its: Executive Vice President,
Human Resources